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Ford Motor Company Delivers Best Sales Year Since 2006; Ford Is Top Brand with Records for Fiesta, Fusion, Escape

•	Ford brand 2013 retail sales up 14 percent, with cars up 12 percent, utilities up 13 percent, trucks up 17 percent; Ford is best-selling brand for fourth consecutive year

•	Ford Motor Company total December sales up 2 percent, with retail sales up 3 percent for best December since 2005

•	Ford Fusion sales up 27 percent for a record December; both Ford Fusion and Ford Fiesta hit annual sales records in 2013

•	Ford Escape sales up 22 percent, helping the vehicle to an annual sales record in 2013

•	Ford F-Series tops 70,000 sales following eight straight months of sales above 60,000 vehicles; F-Series now best-selling truck for 37 years and best-selling vehicle for 32 years

DEARBORN, Mich., Jan. 3, 2014 - Ford reigns as America’s best-selling vehicle brand in 2013 for a fourth consecutive year, with annual sales records set for Ford Fiesta, Fusion and Escape, and F-Series continuing as the country’s best-selling truck and vehicle for another straight year.

Ford Motor Company 2013 U.S. sales totaled 2,493,918 vehicles. For December, total sales are 218,058 vehicles up 2 percent - with retail up 3 percent.

Ford brand U.S. retail sales are up 14 percent for the year. Overall, the Ford brand closes out 2013 with 2,412,224 vehicles sold. Ford produced double-digit annual retail gains across its lineup - cars up 12, utilities up 13 percent, and trucks are up 17 percent - with higher average transaction prices. Retail sales gains for the Ford brand are strongest in the West, where sales are up 21 percent, and the Southeast, with sales up 17 percent for the year.

“December was a strong close to an even better year for Ford Motor Company,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “We saw strong growth across the entire Ford lineup and made significant gains in the import-dominated coastal markets.

“Strong demand for our new cars, utilities, hybrids and trucks provided Ford with the largest share point gain of any full-line automaker in 2013,” Felice continued.

Ford Fusion December performance is up 27 percent with 24,408 sales, setting a record for the month. Fusion sales of 295,280 vehicles in 2013 represent a 22 percent increase, setting an annual record.

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Fusion continues to be a significant driver to the company’s growth in the U.S. western and southeastern regions, where retail sales are up 61 percent and 29 percent, respectively in 2013.

Ford Fiesta sales of 71,073 vehicles for the year mark a record, as well - and up 25 percent over 2012.

Ford Escape sales are up 22 percent for the month, with 24,462 vehicles sold. For the year, Escape sales of 295,993 vehicles represent a 13 percent gain, setting an annual record.

December sales of 74,592 Ford F-Series vehicles extend the truck’s string of selling more than 60,000 units a month to eight. Sales of 763,402 F-Series vehicles in 2013 represent the truck’s highest level since 2006. F-Series remains America’s best-selling truck for 37 straight years and the country’s best-selling vehicle for 32 consecutive years.

Lincoln MKZ December sales increase 73 percent, with 2,823 cars sold, providing the Lincoln brand with an overall increase of 8 percent.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 180,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.